UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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GREY WOLF, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P r e s s R e l e a s e
Contact:
David W. Wehlmann
Executive Vice President & Chief Financial Officer
AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — APRIL 30, 2008, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2008
Houston, Texas, April 30, 2008 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW) reported net income of $31.3 million, or $0.15 per share on a diluted basis, for the three months ended March 31, 2008 compared with net income of $58.6 million, or $0.27 per share on a diluted basis, for the first quarter of 2007. Revenues for the first quarter of 2008 were $201.5 million compared with revenues for the first quarter of 2007 of $242.0 million.
“Grey Wolf delivered positive financial results in the first quarter of 2008,” commented Thomas P. Richards, Chairman, President and Chief Executive Officer. “U.S. land rig supply has outpaced demand for several quarters which has dampened year-over-year results. However, our first quarter daywork EBITDA per day declined only slightly from the fourth quarter of 2007. Even though daywork revenue per day decreased quarter over quarter, our experienced personnel were able to keep operating costs contained, a focus which continues at Grey Wolf. For the second quarter of 2008 to date, Grey Wolf is averaging 104 rigs working, which is higher than the two previous quarters.”
The Company reported total earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) of $81.9 million in the first quarter of 2008, compared to $84.4 million for the previous quarter and $116.9 million for the first quarter of 2007. On a per-rig-day basis, EBITDA was $8,958 for the first quarter of 2008, $8,916 for the fourth quarter of 2007 and $11,780 for the first quarter of 2007. Turnkey EBITDA per rig day in the first quarter was $13,642 and daywork EBITDA per rig day totaled $8,627. The Company’s turnkey business added $8.2 million, or 10%, of total EBITDA for the first quarter of 2008.
“The outlook for the remainder of 2008 is very good,” continued Mr. Richards. “As the second quarter unfolds, we are seeing additional demand for our services and stacked rigs are expected to return to work. As rig demand is improving, there has been an uptick in leading edge dayrates, which now range from $15,000 to $21,000 per day, without fuel and top drives. Customer interest in long-term contracts and renewals is increasing as well, reflecting their confidence in commodity prices.”
“Grey Wolf continues to seek ways to enhance shareholder value,” Mr. Richards added. “These efforts include expanding and upgrading our fleet, a part of which is the planned deployment in the Rocky Mountains in the second and third quarters of 2008 of our two built-for-purpose Production and Drilling System Rig (PaDSRigTM) units. These rigs provide customers the capability to drill multiple wells from a single pad location, enhance production efficiency and reduce mobilization costs.”

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008
“We also are focused on diversifying into new drilling markets and exploring acquisitions and complementary business models. We recently moved a rig under a one-year contract to North Dakota to drill in the Bakken resource play, which is a new market for Grey Wolf,” Mr. Richards said.
Grey Wolf currently markets 121 drilling rigs with 106 rigs under contract today. Of the 106 rigs working, 54 are working under daywork term contracts, 46 are working under spot market daywork contracts and six are working under turnkey contracts. Grey Wolf averaged 100 rigs working in the first quarter of 2008. This compares with an average of 103 rigs working in the fourth quarter of 2007 and 110 rigs working during the first quarter of 2007.
Under daywork term contracts, the Company has approximately 14,300 days, or an average of 52 rigs, contracted for the remaining three quarters of 2008 and approximately 10,400 days, or an average of 29 rigs, committed in 2009.
Capital expenditures totaled $46.1 million in the first quarter of 2008. Capital expenditures for 2008 are projected to be $150 million to $160 million.
During the second quarter of 2008, the Company expects to average 104 to 106 rigs working with six to eight of these rigs performing turnkey services. In addition, average daywork EBITDA per rig day is expected to decrease by $500 to $700. This expected decrease is due to the costs associated with returning stacked rigs to work during the second quarter and a reduction in the average daywork dayrate for term contracts that were recently renewed. Depreciation expense of approximately $27.0 million, interest expense of approximately $2.8 million and an effective tax rate of approximately 38% are expected for the second quarter of 2008.
As announced on April 21, 2008, Grey Wolf entered into a definitive merger agreement with Basic Energy Services, Inc. (“Basic Energy Services”), a major well site services provider. The merger is expected to create a diverse energy services company with expanded growth opportunities through enhanced scale, broader geographic reach, balanced commodity exposure and expanded service offerings. The transaction is anticipated to close in the third quarter of 2008, subject to shareholder and regulatory approvals, the receipt of financing proceeds and other customary conditions.
Grey Wolf has scheduled a conference call May 1, 2008 at 8:00 a.m. CT to discuss first quarter 2008 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:
http://www.gwdrilling.com
To participate by telephone, call (800) 954-0645 domestically or (212) 231-2900 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21380208. A replay of the conference call will be available by telephone from 10:00 a.m. CT on May 5, 2008 until 10:00 a.m. CT on May 7, 2008. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21380208. The call will be available for replay through the Grey Wolf website beginning on May 5, 2008 and continuing for approximately two weeks.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a fleet of 121 drilling rigs, which will increase to 123 with the addition of two new rigs in 2008.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding: the proposed merger with Basic Energy Services (the “merger”), demand for the Company’s services, deployment of rigs, excessive rig supply in the market, the benefits of term contracts, 2008 rig activity, average daywork EBITDA per day, dayrates, projected depreciation, projected tax rate and interest expense, expected new rig cost and delivery schedule, 2008 financial results and projected capital expenditures in 2008. These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, increasing rig supply, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, the overall level of drilling activity in our market areas, required approvals by stockholders and regulatory agencies of the merger, the possibility that the anticipated benefits from the merger cannot be fully realized, and the possibility that costs or difficulties related to integration of the two companies party to the merger will be greater than expected. Please refer to reports filed with the Securities and Exchange Commission by Grey Wolf and Basic Energy Services for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Additional Information and Where to Find It
In connection with the proposed mergers, a registration statement of Horsepower Holdings, Inc. (“Holdings”), which will include proxy statements of Basic Energy Services and Grey Wolf and other materials, will be filed with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BASIC ENERGY SERVICES, GREY WOLF, HOLDINGS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus when they are available and other documents containing information about Basic Energy Services and Grey Wolf, without charge, at the SEC’s web site at www.sec.gov, Basic Energy Service’s web site at www.basicenergyservices.com, and Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the proxy statement/prospectus and the SEC filings that will be incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Basic Energy Services, Inc., (432) 620-5510 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008
Participants in the Solicitation
Basic Energy Services and Grey Wolf and their respective directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the mergers. Information about these persons can be found in Grey Wolf’s proxy statement relating to its 2008 annual meetings of stockholders as filed with the SEC on April 8, 2008. Information concerning beneficial ownership of Basic Energy Services stock by its directors and certain of its executive officers is included in its Form 10-K/A filed on April 29, 2008 and subsequent statements of changes in beneficial ownership on file with the SEC. Additional information about the interests of such persons in the solicitation of proxies in respect of the mergers will be included in the registration statement and the joint proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008

	Three Months Ended
	March 31,
	2008	2007
	(In thousands except per share amounts)
	(Unaudited)
Revenues	$201,522	$242,013
Costs and expenses:
Drilling operations	113,508	120,953
Depreciation and amortization	27,759	21,414
General and administrative	8,612	7,399
(Gain) loss on the sale of assets	38	(53)

Total costs and expenses	149,917	149,713

Operating income (loss)	51,605	92,300
Other income (expense):
Interest income	2,487	3,159
Interest expense	(3,337)	(3,492)

Other income (expense), net	(850)	(333)

Net income before income taxes	50,755	91,967
Income taxes expense:
Current	13,128	26,980
Deferred	6,304	6,409

Total income tax expense (benefit)	19,432	33,389

Net income applicable to common shares	$31,323	$58,578

Net income per common share: (1)
Basic	$0.18	$0.32

Diluted	$0.15	$0.27

Weighted average common shares outstanding:
Basic	175,771	183,023

Diluted	219,332	226,577

	Three Months Ended
	March 31,
	2008	2007
Marketed Rigs at March 31	121	119

Average Rigs Working:
Ark-La-Tex	25	26
Gulf Coast	23	25
South Texas	26	28
Rocky Mountain	10	14
Mexico	2	—
Mid-Continent	14	17

Total Average Rigs Working (2)	100	110

(1)	Please see “Computation of Earnings Per Share” included in this release.

(2)	For the week ended April 24, 2008, the Company averaged 104 rigs working.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008
Operating data comparison for the three months ended March 31, 2008 and 2007.

	Three Months Ended			Three Months Ended
	March 31, 2008			March 31,2007
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	8,533	604	9,137	9,302	619	9,921

Contract drilling revenue	$172,344	$29,178	$201,522	$207,364	$34,649	$242,013
Drilling operating expenses	(92,900)	(20,608)	(113,508)	(99,863)	(21,090)	(120,953)
General and administrative expenses	(8,119)	(493)	(8,612)	(6,958)	(441)	(7,399)
Interest income	2,322	165	2,487	2,961	198	3,159
Gain (loss) on sale of assets	(36)	(2)	(38)	38	15	53

EBITDA	$73,611	$8,240	$81,851	$103,542	$13,331	$116,873

Average per rig day worked:
Contract drilling revenue	$20,197	$48,308	$22,056	$22,292	$55,976	$24,394
EBITDA	$8,627	$13,642	$8,958	$11,131	$21,536	$11,780
Reconciliation of
Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) to net income
applicable to common shares
(in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,	December 31,
	2008	2007	2007	2007	2006
Earnings before interest expense, income taxes, depreciation and amortization	$81,851	$84,401	$116,873	$376,668	$431,975
Depreciation and amortization	(27,759)	(29,195)	(21,414)	(97,361)	(74,010)
Interest expense	(3,337)	(3,459)	(3,492)	(13,910)	(13,614)
Total income tax expense	(19,432)	(17,729)	(33,389)	(95,505)	(124,400)

Net income applicable to common shares	$31,323	$34,018	$58,578	$169,892	$219,951

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:

Cash and cash equivalents	$286,569	$247,701
Restricted cash	847	847
Other current assets	185,011	194,948

Total current assets	472,427	443,496
Net property and equipment	755,472	737,944
Other assets	31,808	26,530

Total assets	$1,259,707	$1,207,970

Current liabilities	$120,371	$104,692
Contingent convertible senior notes	275,000	275,000
Other long-term liabilities	17,064	18,126
Deferred income taxes	157,153	150,643
Shareholders’ equity	690,119	659,509

Total liabilities and equity	$1,259,707	$1,207,970

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — APRIL 30, 2008
Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended
	March 31,
	2008	2007
Numerator:
Net income	$31,323	$58,578

Add interest expense on contingent convertible senior notes, net of related tax effects: (1)	1,887	2,074

Adjusted net income — diluted	$33,210	$60,652

Denominator:
Weighted average number of shares outstanding — basic	175,771	183,023

Effect of dilutive securities:
Options-treasury stock method	476	691
Restricted stock	628	406
Contingent convertible senior notes (1)	42,457	42,457

Weighted average common shares outstanding — diluted	219,332	226,577

Earnings per share:
Basic	$0.18	$0.32

Diluted	$0.15	$0.27

(1)	Please see our latest 10-K for a description of our contingent convertible notes.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com